UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549



                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934

                               (Amendment No. 17)*

                              LAWSON PRODUCTS, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   520776 10 5
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


CUSIP No.  520776 10 5                                               Page 2 of 4
___________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF REPORTING PERSON

     Sidney L. Port
     450 30 1243
___________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) / /
                                                                         (b) / /

___________________________________________________________________________
3    SEC USE ONLY


___________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
___________________________________________________________________________
                     5   SOLE VOTING POWER
NUMBER OF SHARES
  BENEFICIALLY           3,409,395

   OWNED BY          6   SHARED VOTING POWER
     EACH
   REPORTING             None
    PERSON           7   SOLE DISPOSITIVE POWER
     WITH
                         3,409,395
                     8   SHARED DISPOSITIVE POWER

                         None
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,409,395
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                                / /


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     31%
12   TYPE OF REPORTING PERSON*

     IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO.  520776 10 5                                               Page 3 of 4


Item 1(a)   Name of Issuer:    Lawson Products, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

            1666 East Touhy Avenue
            Des Plaines, IL  60018

Item 2(a)   Name of Person Filing:  SIDNEY L. PORT

Item 2(b)   Address of Principal Business Office or, if none, Residence:

            1666 East Touhy Avenue
            Des Plaines, IL  60018

Item 2(c)   Citizenship:  U.S.A.

Item 2(d)   Title of Class of Securities:

            Common Stock, $1.00 par value

Item 2(e)   CUSIP Number:   520776 10 5

Item 3. This statement is not being filed pursuant to Rule 13d-1(b) or 13d-2(b). Not Applicable

Item 4.     Ownership:

     (a)    Amount Beneficially Owned as of December 31, 1997:

            3,409,395

     (b)    Percent of Class:  31%

     (c)    Number of shares as to which such person has:

     (i)    sole power to vote or to direct the vote... 3,409,395

    (ii)    shared power to vote or to direct the vote. None

   (iii)    sole power to dispose or to direct the
            disposition of ............................ 3,409,395

    (iv)    shared power to dispose or to direct the
            disposition of ............................ None




CUSIP NO.  520776 10 5                                               Page 4 of 4



Item 5.     Ownership of Five Percent or Less of a Class.  Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company. Not Applicable

Item 8.     Identification and Classification of Members of the Group.  Not
            Applicable

Item 9.     Notice of Dissolution of Group.  Not Applicable

Item 10.    Certification.  Not Applicable



                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

            Dated:  February 2, 1998



                                   /s/ Sidney L. Port
                                   Sidney L. Port